Exhibit 23.3

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in AGL Resources Inc.’s Form S-8 Registration Statement pertaining to the AGL Resources Inc. 2006 Non-Employee Directors Equity Compensation Plan of our reports dated February 4, 2005, with respect to the financial statements of SouthStar Energy Services LLC, SouthStar Energy Services LLC management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SouthStar Energy Services LLC included in AGL Resources Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

                                                                                                                   /s/ Ernst & Young LLP

Atlanta, Georgia
August 1, 2006